UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2016

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Potomac Street NW, 5th Floor Washington, D.C.		20007
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (202) 791-9040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On October 28, 2016, Jeffrey Spain notified Rentech, Inc. (the “Company”) of his intention to resign as the Company’s Chief Financial Officer effective November 11, 2016 in order to accept a new position.  Paul Summers will replace Mr. Spain as the Company’s Chief Financial Officer on November 11, 2016.

Mr. Summers, age 37, currently serves as Rentech’s Vice President and Treasurer. Mr. Summers has held various finance related roles at Rentech since 2006. While at Rentech, Mr. Summers has been involved with numerous public and private financings and was instrumental in the initial public offering and merger of Rentech Nitrogen Partners, L.P., a publicly-traded subsidiary of Rentech that was divested earlier this year.  Prior to joining Rentech, Mr. Summers worked in investment banking and held principal investment roles with various financial institutions. His past employers include the investment banking divisions of Salomon Smith Barney and Citigroup, Inc. as well as Allied Capital Corporation, where he was responsible for principal debt and equity investments. Mr. Summers graduated summa cum laude from the University of Southern California with a bachelor of science degree in business administration.

In connection with Mr. Summers’ promotion to the position of Chief Financial Officer of the Company, the Compensation Committee of the Board of Directors of the Company approved several changes to Mr. Summers’ compensation to be effective upon his promotion including:  (i) a base salary of $275,000, (ii) an annual incentive bonus target of 40% of his base salary, and (iii) a change in control severance benefit agreement pursuant to which the Company would pay Mr. Summers an amount equal to his base salary plus his target bonus, each as in effect on the date of termination, and one year of COBRA benefits in the event he is terminated by the Company without cause or for good reason during the period beginning one month before and ending one year after a change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENTECH, INC.

Date: November 3, 2016	By:	/s/ Colin Morris
Colin Morris
Senior Vice President and General Counsel